Exhibit 10.20 OPERATING AGREEMENT OF LIGHTSTONE MEMBER III, LLC Dated as of June 30, 2005

OPERATING AGREEMENT

OF

LIGHTSTONE MEMBER III, LLC

                                This Operating Agreement is entered into this 30th day of June, 2005, by and among DAVID LICHTENSTEIN, an individual (“Managing Member”), with an address c/o The Lightstone Group LLC, 326 Third Street, Lakewood, New Jersey 08701; PRESIDENTIAL REALTY CORPORATION, a Delaware corporation, with an address at 180 South Broadway, White Plains, New York 10605 (“PRC”); ROBERT BRVENIK, an individual, (“Brvenik”) with an address at 11410 Seymour Lane, Spotsylvania, Virginia 22553 and NICHOLAS KING, an individual (“King”), with an address at 217 E. Redwood, Suite 20, Baltimore, Maryland 21202.

                                WHEREAS, David Lichtenstein, as the sole member, formed the Company by the filing of a Certificate of Formation with the Delaware Secretary of State on June 16, 2005, and

                                WHEREAS, on June 30, 2005, the Property Owners, each of which is wholly owned by the Macon Burlington Owner, LLC, acquired the Properties, subject to the Mortgage Loan; and

                                WHEREAS, on the date hereof, the Mezzanine Lender is making the Mezzanine Loan to the Company; and

                                WHEREAS, David Lichtenstein desires to admit PRC, Brvenik and King as members of the Company.

                                NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement is hereby amended and restated in its entirety to read as follows:

EXPLANATORY STATEMENT

                                The parties have agreed to organize and operate a Delaware limited liability company, which limited liability company shall henceforth be organized and operated in accordance with the terms and subject to the conditions set forth in this Agreement.

                                NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, hereby agree as follows:

ARTICLE I
Defined Terms

                                The following capitalized terms shall have the meanings specified in this Article I.

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                                “Act” means the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq., as amended from time to time.

                                “Additional Capital Contribution” shall have the meaning set forth in Section 3.2.

                                “Adjusted Book Value” means, with respect to each Company asset, the carrying value of each such asset on the books of the Company for federal income tax accounting purposes, as calculated pursuant to the rules set forth in Code (as hereinafter defined) Section 704 and Regulation (as hereinafter defined) Section 1.704.

                                “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

                                (a)           credit to such Capital Account the amounts which the Member is obligated to restore or is deemed obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                                (b)           debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)-(d)(4), (5), and (6).

                                The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                                “Affiliate” means, with respect to any Member, any Person which directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with a specified Person.

                                “Agreement” means this Operating Agreement, as amended from time to time.

                                “Approval” (and any variation thereof) of a Member shall mean the prior written approval of such Member. Use of the term “reasonable” or “reasonably” in connection with the teem “Approval” or any variation thereof or with the term “satisfactory” means that such Approval shall not be withheld, conditioned or delayed unreasonably. Unless either of such terms is used in connection with the term “Approval” (or any variation thereof), such Approval may be granted or withheld in a Member’s (or its authorized representative’s) sole discretion.

                                “Bankruptcy Action” means, with respect to a Person, (a) instituting proceedings to be adjudicated bankrupt or insolvent; (b) consenting to the institution of bankruptcy or insolvency proceedings against it; (c) filing a petition seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy; (d) consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property; (e) making any assignment for the benefit of creditors; (f) admitting in writing its inability to pay its debts generally as they become due or

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declare or effect a moratorium on its debts; or (g) taking any action in furtherance of any such action described in (a) through (f), or (h) any other event which would cause such Person to cease to be a member of a limited liability company under Section 15-304 of the Act.

                                “Capital Account” means an account to be maintained by the Company for each Member in accordance with the provisions of Regulation Section 1. 704-1 (b)(2)(iv).

                                “Capital Contribution” means the total amount of cash contributed to the Company by a Member,

                                “Capital Proceeds’’ means (A) the cash or other consideration received by the Company (including interest on installment sales when received) as a result of (i) a sale, exchange, abandonment, foreclosure, insurance award, condemnation, easement sale or other similar transaction relating to any Company Assets, (ii) any financing or refinancing relating to any Company Assets, (iii) capital contributions to the Company upon admission of new members and (iv) any other transaction which, in accordance with generally accepted accounting principles, would be treated as a capital event, in each case less (B) any such cash which is applied to (i) the payment of transaction costs and expenses, (ii) the repayment of debt of the Company which is required under the terms of any indebtedness of the Company or which has been authorized to be repaid by the Managing Member, (iii) the repair, restoration or other improvement of Company Assets which is required under any contractual obligation of the Company or which has been authorized by the Managing Member and (iv) the establishment of reserves as reasonably required by the Managing Member. “Capital Proceeds” shall also mean any of the foregoing which are received by a partnership or other vehicle in which the Company is a partner or investor or in which the Company otherwise has an interest, to the extent received by the Company as dividends or distributions.

                                “Cash Flow” means all cash funds derived from operations (including interest received on reserves), but not including Capital Proceeds, without reduction for any noncash charges, but less cash funds used to pay current operating expenses (including, without limitation, all property management and/or asset management fees) and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Managing Member.

                                “Code” means the internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

                                “Company” means the limited liability company formed in accordance with this Agreement.

                                “Company Assets” means all right, title and interest of the Company in and to all or any portion of the assets of the Company and any property (real or personal) or estate acquired in exchange therefor or in connection therewith.

                                “Control” shall mean, with respect to a specified Person, (i) the ownership, control or power to vote fifty percent (50%) or more of (x) the outstanding shares of any class of

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voting securities or (y) beneficial interests, of any such Person, directly or indirectly, or acting through one or more Persons, (ii) the control in any manner over the managing member(s) or the election of more than one director or trustee (or persons exercising similar functions) of such Person, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such Person. “Controlling” and “Controlled” have meanings correlative thereto.

                                “Damages” shall have the meaning set forth in Section 5.4.2.

                                “Distributions” shall mean, as to any Member, all distributions of Proceeds made to such Member pursuant to this Agreement.

                                “Economic Interest” shall have the meaning set forth in Section 6.3.

                                “Indemnitee”  shall have the meaning set forth in Section 5.4.1.

                                “Initial Capital Contributions” shall have the meaning set forth in Section 3.1.

                                “Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

                                (a)           a Bankruptcy Action occurs with respect to such Member;

                                (b)           such Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in the definition of Bankruptcy Action;

                                (c)           any proceeding against such Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

                                (d)           if such Member is a partnership or a limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company; or

                                (e)           if such Member is a corporation, the dissolution of the corporation or the revocation of its charter.

                                “Managing Member” shall mean David Lichtenstein or any successor Managing Member appointed pursuant to this Agreement.

                                “Member” means each Person signing this Agreement as a member of the Company and any Person who subsequently is admitted as a member of the Company.

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                                “Member Nonrecourse Deduction” means “partner nonrecourse deduction” within the meaning of Regulation Section 1.704-2(i).

                                “Membership Interest” means all of the rights of a Member in the Company, including a Member’s: (a) Capital Account; (b) share of the Profits and Losses of, and the right to receive distributions from, the Company; (c) right to inspect the Company’s books and records; (d) to the extent provided in this Agreement, the right to participate in the management of and vote on matters coming before the Company; and (e) to the extent provided under this Agreement, the right to act as an agent of the Company.

                                “Mezzanine Lender” means PRC.

                                “Mezzanine Loan” means that certain loan in the amount of $9,500,000.00 made by Mezzanine Lender to the Company as evidenced by the Mezzanine Note and secured by a certain Pledge and Security Agreement each dated the date hereof.

                                “Mezzanine Note” means that certain Promissory Note dated the date hereof by the Company to Mezzanine Lender in the amount of $9,500,000.00.

                                “Minimum Gain” means “partnership minimum gain” as determined pursuant to Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulations under Code Section 704(b).

                                “Mortgage Borrower” means the Property Owners.

                                “Mortgage Loan” means that certain loan from Wachovia Bank, National Association to Property Owners in the aggregate maximum principal amount of $141,200,000.00 made pursuant to that certain Loan Agreement dated June 30, 2005.

                                “Negative Capital Account” means a Capital Account with a balance of less “Non-Managing Member” shall mean PRC.

                                “Nonrecourse Deductions” shall have the meaning ascribed to such term in Regulations Section 1.7042(b)(1).

                                “Percentage” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A.

                                “Person” means and includes an individual, corporation, limited liability company, partnership, joint venture estate, trust, unincorporated association, or other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

                                “Proceeds” means the collective reference to Capital Proceeds and Cash Flow.

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                                “Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s net taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

                                (a)           all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code. Section 703(a)(1) shall be included in computing taxable income or loss; and

                                (b)           any income of the Company that is exempt from federal income tax and is not otherwise taken into account in computing Profit or Loss shall be included in computing taxable income or loss; and

                                (c)           any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss; and

                                (d)           gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

                                (e)           in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

                                (f)            to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-I (b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

                                (g)           notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

                                “Properties” means the properties owned by the Property Owners.

                                “Property Owners” means Macon Mall, LLC and Burlington Mall, LLC.

                                “Regulations” means the income tax regulations, including any temporary regulations and proposed regulations to the extent that their proposed effective date would cause them to be applicable as of the date of any determination, from time to time promulgated under the Code.

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                                “Removed Member” means a member who withdraws from the Company as a result of an Involuntary Withdrawal.

                                “Sale” means any sale or final disposition of the Property.

                                “Transfer” means when used as a noun, any sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means to sell, hypothecate, pledge, assign, or otherwise transfer, in each case whether accomplished directly or indirectly.

                                “Treasury Regulations” means the regulations issued from time to time by the Internal Revenue Service with respect to the Code,

                                “Unreturned Capital Contribution” means, as to each Member, such Member’s Capital Contribution less the aggregate amount previously distributed to such Member under Section 4.1.2(b).

                                “Voluntary Withdrawal” means a Member’s disassociation with the Company by means other than a Transfer or an Involuntary Withdrawal.

ARTICLE II
Formation and Name: Office; Purpose; Term

                                2.1.          Organization. The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, have caused the Certificate of Formation to be prepared, executed, and filed with the Delaware Secretary of State on June 16, 2005. The Managing Member shall take such further actions as shall be required by the Act or other laws of the jurisdiction in which the Property is located, or as may be desirable thereunder, to form the Company and to qualify the Company to do business in the State of New York. At all times during the term of this Agreement, each Member shall execute, and, on behalf of the Company, the Managing Member shall promptly cause to be filed, such other and further certificates or instruments and amendments thereto as may be necessary or desirable (i) for the perfection and continued maintenance of the Company as a limited liability company under the Act and under the laws of any state in which the Company is then doing business, (ii) to cause such certificates or other documents to reflect accurately the agreement of the Members and the amount (including reductions), if required, of their respective Capital Contributions, and (iii) to permit the Company to own the membership interest in the Property Owner and transact business lawfully,

                                2.2.          Name of the Company. The name of the Company shall be Lightstone Member III, LLC. The Company may do business under that name and under any other name or names upon which the Members agree. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Managing Member shall file a certificate as required by the Act.

                                2.3.          Purpose. (a) Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company,

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the Company is organized solely for the following purposes: (i) to own the membership interest in the sole member of each Property Owner and to act as the sole member of the sole member of each Property Owner pursuant to the terms of the Limited Liability Company Agreement of each Property Owner dated June _______, 2005, (ii) to enter into the Mezzanine Loan Agreement and all other documents in connection with the Mezzanine Loan (the “Mezzanine Loan Documents”) with Mezzanine Lender, and to perform its obligations with respect thereto, and (iii) to engage in any and all business permitted under the Act which are necessary and incidental thereto. The Company has the power and authority to do anything permitted by the Act and other applicable law, subject to the immediately preceding sentence.

                                (b)           The Company, by or through the Managing Member on behalf of the Company, may enter into and perform the Mezzanine Loan, the Mezzanine Loan Documents, and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. Tire foregoing authorization shall not be deemed a restriction on the powers of the Company or the Managing Member to enter into other agreements on behalf of the Company.

                                2.4.          Duration. The duration of the Company shall begin upon the filing of the Certificate of Formation with the Delaware Secretary of State and shall continue until its existence is terminated pursuant to Article VII of this Agreement.

                                2.5.          Members. The name, present mailing address, taxpayer identification number, and Percentage of each Member are set forth on Exhibit A.

                                2.6.          Principal Office. The Company shall maintain its principal place of business c/o The Lightstone Group LLC, 326 Third Street, Lakewood, NJ 08701.

ARTICLE III
Members; Capital; Capital Accounts

                                3.1.          Capital Contributions. The parties hereto agree that the aggregate required initial capital contributions of all Members shall be $4,500,000.00 (“Initial Capital Contributions”). Set forth on Exhibit A attached hereto is a description of the respective portion of the Initial Capital Contributions deemed made by each Member on the date hereof.

                                3.2.          Additional Capital. The Managing Member shall make any additional capital contributions to the Company from time to time in amounts in excess of the Initial Capital Contributions required to carry out the purpose of the Company as set forth in Section 2.3 hereof (the “Additional Capital Contributions”).

                                3.3.          No Interest on Capital Contributions. No interest shall be paid on the Capital Contributions of Members.

                                3.4.          Form of Return of Capital. If a Member is entitled to receive a return of a Capital Contribution, the Company shall distribute cash to the Member in return of same.

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                                3.5.          Capital Accounts. A separate Capital Account shall be maintained for each Member.

                                3.6.          Limited Liability of Members. No Member shall have any personal liability for any obligation of the Company except for any personal liability expressly assumed in writing by the Managing Member in connection with the incurrence of Company indebtedness.

ARTICLE IV
Distribution and Profit, Loss Allocations

                                4.1.          Distributions Generally. Except as provided in Section 4.4 hereof, distributions of Proceeds shall be distributed to the Members at the reasonable discretion of the Managing Member, subject to the terns and conditions of all indebtedness of the Company; provided that Cash Flow shall be distributed not less than annually and Capital Proceeds shall be distributed not later than forty-five (45) days from the closing of the transaction giving rise to such Capital Proceeds.

                                4.1.1        Distributions of Cash Flow.

                                Except as provided in Section 4.4 hereof, distributions of Cash Flow shall be made to the Members as follows:

                                (a)           First, to the Managing Member, until the Managing Member has received an aggregate amount under this Section 4.1.1(a) and under Section 4.1.2(a) below equal to an accrued return of eleven percent (11%) per annum on the Managing Member’s Unreturned Capital Contribution;

                                (b)           Then, to the Members in accordance with their respective Percentages.

                                4.1.2        Distribution of Capital Proceeds.

                                Except as provided in Section 4.4 hereof, Capital Proceeds shall be distributed to the Members as follows:

                                (a)           First, to the Managing Member, until the Managing Member has received an aggregate amount under this Section 4.1.2(a) and under Section 4.1.1(a) above equal to an accrued return of 11% per annum on the Managing Member’s Unreturned Capital Contribution;

                                (b)           Then, to the Managing Member, until the Managing member has received an aggregate amount under this Section 4.1.2(b) equal to the Managing Member’s Capital Contribution;

                                (c)           Then, to the Members pro rata in accordance with their respective Percentages.

9 4.2. Allocation of Profits and Losses.

                                (a)           Allocations. The items of income, expense, gain and loss of the Company comprising Profits and Losses for a taxable year shall be allocated among the persons who were Members during such taxable year in a manner that will reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such taxable year. No portion of the Losses for any taxable year shall be allocated to a Member whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such taxable year. No portion of the Profits for any taxable year shall be allocated to any Member whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such taxable year. For this purpose “Partially Adjusted Capital Account” means, with respect to any Member for any taxable year, the Capital Account of such Member at the beginning of such taxable year, adjusted for all contributions and distributions during such year and all special allocations pursuant to Section 4.3 respect to such taxable year, but before giving effect to any allocations of Profits or Losses for such taxable year pursuant to this Section 4.2. For this purpose “Target Capital Account” means the amount (which may be either a positive or a deficit balance) equal to:

                (i)            the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the taxable year, (x) all Company assets, including cash, were sold for cash equal to their respective Adjusted Book Values, taking into account any adjustments thereto for such taxable year, (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the respective Adjusted Book Values of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 4.1.2, over

                (ii)           the sum of (x) the amount, if any, without duplication, that such Member would be obligated to contribute to the capital of the Company pursuant to any provision of this Agreement, (y) such Member’s share of Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (z) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-20)(5), all computed immediately prior to the hypothetical sale described in Section 4.2(a)(i) hereof.

(b) Determination of Items Comprising Allocations.

(i) In the event that the Company has Profits for a taxable year,

(A)
for any Member whose Capital Account balance needs to be reduced pursuant to Section 4.2 hereof, the allocation required by Section 4.2 shall be comprised of a proportionate share (based upon the relative amounts their Capital Accounts need to be reduced) of each of the Company’s items of expense or loss entering into the computation of Profits for such taxable year to the extent

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necessary to eliminate to the maximum extent possible for the taxable year in question, the differential between their respective Partially Adjusted Capital Accounts and Target Capital Accounts; and

(B)
the allocation pursuant to Section 4.2 hereof in respect of each Member (other than a Member referred to in Section 4.2(b)(i)(A) hereof) shall be comprised of a proportionate share (based upon the relative amounts their Capital. Accounts need to be adjusted) of each Company item of income, gain, expense and loss entering into the computation of Profits for such taxable year (other than the portion of each Company item of expense and loss, if any, that is allocated pursuant to Section 4.2(b)(i)(A) hereof).

(ii) In the event the Company has Losses for a taxable year,

(A)
for any Member whose Capital Account balance needs to be increased pursuant to Section 4.2 hereof, the allocation required by Section 4.2 shall be comprised of a proportionate share (based upon the relative amounts their Capital Accounts need to be increased) of each of the Company’s items of income and gain entering into the computation of Losses for such taxable year to the extent necessary to eliminate to the maximum extent possible for the taxable year in question, the differential between their respective Partially Adjusted Capital Accounts and Target Capital Accounts; and

(B)
the allocation pursuant to Section 4.2 hereof in respect of each Member (other than a Member referred to in Section 4.2(b)(ii)(A) hereof) shall be comprised of a proportionate share (based upon the relative amounts their Capital Accounts need to be adjusted) of each Company item of income, gain, expense and loss entering into the computation of Losses for such taxable year (other than the portion of each Company item of income and gain, if any, that is allocated pursuant to Section 4.2(b)(ii)(A) hereof).

                (iii)          To the maximum extent possible in each taxable year, the items of taxable income and gain that are required to be specially allocated among any Members who need to be allocated items of Profit under Section 4.2(b) shall be allocated among them in the same proportion as the total of all Profit items that need to be allocated among them under Section 4.2(b). Correspondingly, to the maximum extent possible in each taxable year, the items of tax-deductible items

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of expense and loss that are required to be specially allocated among all Members who need to be allocated items of Loss under Section 4.2(b) shall be allocated among them in the same proportion as the total of all Loss items that need to be allocated among them under Section 4.2(b). The purpose of this subsection is to assure that such taxable and tax-deductible items are fairly allocated among the Members each taxable year.

                                4.3.          Special Allocations.

                                4.3.1        Regulatory Allocations. Notwithstanding Section 4.2, allocations of net income, net gain and net loss shall be made consistent with the qualified income offset and Minimum Gain chargeback provisions of the Regulations promulgated under Section 704(b) of the Code, Member Nonrecourse Deductions of the Company for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss for the liability in question. The foregoing provision relating to Member Nonrecourse Deductions is intended to satisfy the requirements of Regulation Section 1.704-2(i)(1) and shall be interpreted in accordance therewith, Non-recourse Deductions of the Company for any fiscal year shall be specially allocated to the Members in the same proportion as their respective Percentages.

                                4.3.2        Residual Allocations, Code Section 704(c) Allocations.  All items of income, gain, loss, deduction, and any other allocations not otherwise provided for shall he allocated among the Members for federal, state and local income tax purposes consistent with the manner that the corresponding constituent items of Profits and Losses shall be allocated among the Members pursuant to this Agreement, except as may otherwise be provided herein or by the Code. To the extent the Regulations promulgated pursuant to Subchapter K of Code (including under Sections 704(b) and (c) of the Code) require allocations for tax purposes that differ from the foregoing allocations, the Managing Member shall determine the niaimer in which such tax allocations shall be made so as to comply more fully with such Regulations. Allocations required under Section 704(c) (relating to items of income, gain, loss and deduction with respect to contributed property), or under Section 704(c) principles applicable under Regulations Sections 1.704-1(b)(2)(iv) (relating to Company property that has been revalued for Capital Account purposes) are solely for purposes for federal, state and local taxes, and shall not be taken into account in computing any Member’s Capital Account or share of Profit or Loss or other items or distributions under any provisions of this Agreement.

                                4.3.3        Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any fiscal year of the Company, such Member shall be specially allocated items of Company income and gain in the amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.3.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for in Section 4.2 and this Section 4.3 have been tentatively made as if the provision for the qualified income offset in Section 4.3.1 and this Section 4.3.3 were not in the Agreement.

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                                4.3.4        Loss Limitation. No Member shall be allocated Losses or deductions if the allocation would cause the Member to have an Adjusted Capital Account Deficit or would increase the Member’s Adjusted Capital Account Deficit. Any allocation of Loss or deduction that cannot be made to a Member by reason of this Section 4.3.5 shall be made to such Members that have positive Capital Account balances in accordance with their relative balances subject to the limitation set forth in the preceding sentence. If any Members are allocated an amount of Loss or deduction by reason of the previous sentence, subsequent items of income or gain in of an equal amount shall be allocated to such Members as soon as possible to reverse such prior allocation of Loss.

                                4.4.          Liquidation and Dissolution.

                                4.4.1        If the Company is liquidated, in the year of such liquidation the assets of the Company shall be distributed to the Members in accordance with the positive balances in their respective Capital Accounts, after taking into account all adjustments to Capital Accounts for the Company taxable year during which the liquidation occurs.

                                4.4.2        No Member shall be obligated to restore a Negative Capital Account.

                                4.5.          General.

                                4.5.1        Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Managing Member.

                                4.5.2        All distributions shall be made to the Persons shown on the records of the Company to be Members as of the day on which such distribution is made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss for such taxable year shall be allocated between the original Member and the successor generally on the basis of the number of days each was a Member during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss or proceeds attributable to any Sales on other extraordinary, non-recurring items of the Company.

                                4.5.3        The Members axe hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article IV to the extent required to comply with the Code and the Regulations promulgated under Code Sections 514(c)(9)(E) and 704(b); provided, however, that no amendment shall either (i) materially affect distributions to a Member without such Member’s Approval or (ii) cause this Agreement to not comply with Code Section 514(c)(9)(E) and the Regulations promulgated thereunder.

                                4.6.          Clawback. Notwithstanding the other provisions of this Article IV, (a) if, as a result of a mistake, any Member has received more money under Section 4.1 than the amount to which it was entitled, the recipient shall return the excess amounts distributed to it within 5 business days after written notice from the Managing Member (or any Non-Managing Member if the Managing Member fails to do so) requesting such return and (b) if for any reason after Managing Member has received money under Section 4.1.1(b) it is determined that any

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Non-Managing Member has not received any amount to which it is entitled under a higher distribution priority in Section 4.1.1(a) (whether on account of a subsequent contribution of Capital by any Non-Managing Member, the making of a Contribution Loan or otherwise), then until such Non-Managing Member receives such amount there shall be distributed to such Non-Managing Member all sums otherwise distributable to Managing Member under Section 4.1, but such sums shall in no event exceed the sums previously distributed to Managing Member pursuant to Section 4.1.1(b) and Managing Member agrees (A) to relinquish and waive any right it may have under Section 4.1.1(b) to receive such sums and (B) that the distribution of such sums to such Non-Managing Member shall, for purposes of determining whether Managing Member has received the sums it is entitled to receive under Section 4.1.1(b), be deemed to have satisfied such entitlement. If necessary, the Managing Member shall have the authority to treat such payments to any Non-Managing Member as guaranteed payments and to specially allocate the deduction to Managing Member to reduce any excess Capital Account of Managing Member if permitted under Code Section 514(c)(9)(E) and the Regulations thereunder.

ARTICLE V
Management: Rights, Powers, and Duties

                                5.1.          Management. Except as otherwise expressly provided herein, the management and control of the Company shall be vested in the Managing Member. Except as otherwise expressly provided herein, the Managing Member shall have sole and exclusive continuing authority to manage the Company, and shall have all of the rights, powers and authority conferred upon a manager or a managing member under the Act to carry out any and all objects of the Company and to perform all acts and enter into and perform all contracts and undertakings which, in its sole discretion, it deems necessary, advisable or incidental thereto. No Member shall have authority to bind the Company through its action or inaction in connection with any matter except for the Managing Member. Notwithstanding the foregoing, Managing Member shall cause the Company, as the sole member of the Property Owners, to cause each of the Property Owners to distribute all Cash Flow of the Property Owners to the Company no less frequently than annually, subject to any restrictions or limitations imposed on the Property Owners pursuant to the terms of the Mortgage Loan.

                                (a)           All Member Approval. Notwithstanding any other provisions of this Agreement, including Section 5.1, the Company and/or the Managing Member may not, without the reasonable approval of PRC, sell any of the Properties or refinance the Mortgage Loan.

                                5.1.1        Affiliate Contracts Approval. The Property Owners, the Company and/or the Managing Member may not, without the Approval of PRC, enter into any agreements relating to the Property with any Affiliate of any Member (an “Affiliate Contract”).

                                5.2.          Personal Service. No Member shall be required to perform services for the Company solely by virtue of being a Member.

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                                5.3.          Duties of Parties.

                                5.3.1        The Members shall devote such time to the business and affairs of the Company as is necessary to carry out the Members’ duties set forth in this Agreement.

                                5.3.2        Nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to the Members’ respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member’s Affiliates.

                                5.3.3        Managing Member shall cause the Company as the sole member of the Property Owners, to use its best efforts to operate the Properties so that the rental income derived from each lease with respect to the Properties will qualify as “rents from real property” as that term is defined in the Internal Revenue Code Section 856(d)(1).

                                5.4.          Liability and Indemnification.

                                5.4.1        Except as specifically set forth elsewhere in this Agreement to the contrary, or as otherwise required by law, no Member nor any of its officers, directors, advisors or agents (each of whom is an “Indemnitee”) shall be liable, responsible or accountable in damages or otherwise to any of the other Members or the Company for any act performed by Indemnitee within the scope of the authority conferred upon him or it by this Agreement, or for any failure or refusal by Indemnitee to perform any act, unless such act or failure or refusal to act constitutes willful misconduct, gross negligence, or breach of .fiduciary duty in the performance of Indemnitee’s obligations to the Company or the Members, The doing of any act or the failure to do any act by any Indemnitee, the effect of which may cause or result in loss or damage to the Company or the other Members, shall not subject Indemnitee to any liability under this Agreement if done or omitted pursuant to a favorable opinion of law issued by counsel of recognized standing engaged by the Company and experienced in the matters at issue,

                                5.4.2        To the full extent permitted by the Act, the Company shall indemnify, defend and hold harmless each Indemnitee from and against any direct claim, action, suit or proceeding brought or threatened against such Indemnitee, and from and against any direct loss or damage incurred by such Indemnitee (“Damages”) by reason of any act performed, or failure or refusal to act, by him or it for and on behalf of the Company within the scope of his or its authority under this Agreement, provided that such Indemnitee acted, or failed or refused to act, in good faith and reasonably believed that such act or inaction was in the best interests of the Company, and, in the case of a criminal proceeding, provided that such Indemnitee had no reasonable cause to believe its conduct was unlawful, and provided further that in each case the act or failure or refusal to act did not constitute willful misconduct, gross negligence, or breach of fiduciary duty. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself,

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conclusively establish that the Person did not act in good faith and in a manner which he or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or its conduct was unlawful. Expenses (including reasonable out-of-pocket attorneys’ fees and direct expenses) incurred by an Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (Approved by the Members) by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that it is not entitled to be indemnified by the Company as authorized in this section. Notwithstanding anything to the contrary in this Section 5.4.2, at any time prior to the indefeasible repayment in full of the Mezzanine Loan, the Company’s indemnification obligation under this Section 5.4 shall (a) be fully subordinated to the Loan and (b) not constitute a claim against the Company or its assets until such time as the Loan has been indefeasibly paid in accordance with its terms and otherwise has been fully discharged, unless otherwise agreed to by Lender in writing.

                                5.5.          Fees and Expenses. Neither the Members nor any of their Affiliates or the respective principals or employees of either of them shall be entitled to any reimbursement for any costs and expenses or paid any salary or other compensation incurred in furtherance of the business of the Company, except as expressly approved by all Members; provided, however, that the Managing Member shall be reimbursed for reasonable out-of-pocket costs and expenses incurred by it in the performance of its duties as Managing Member hereunder, Notwithstanding anything to the contrary provided herein, in any Affiliate Contract or in any other agreement, in no event shall the Company reimburse the Members for any overhead costs.

ARTICLE VI
Transfer of Interests, Withdrawal of Members

                                6.1.          Transfers.

                                (a)           Except as set forth in Section 6.1(b) below, no Member and no direct or indirect owner of such Member, may directly or indirectly, voluntarily Transfer all, or any portion of, or any interest or rights in, the Membership Interest owned by such Member without the Approval of the other Members, which Approval may be withheld in such Member’s sole and absolute discretion. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The voluntary Transfer, directly or indirectly, of any Membership Interests or interest in a Member in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Interests or interests in a Member are attempted to be transferred in violation of this Section 6.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company, or have any other rights in or with respect to the Membership Interests.

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                                (b)           Notwithstanding anything contained herein, each Member may Transfer its Membership Interest and/or any and all of its rights under this Agreement to an Affiliate; provided, however, that David Lichtenstein shall at all times retain control of the Managing Member.

                                (c)           If the transferring Member is a corporation whose shares are not traded on a recognized stock exchange, the provisions of this Section 6.1 shall apply to (x) a Transfer (by one or more Transfers) of a majority of the stock of such Member, or (y) the creation of new stock (by one or more transactions) resulting in the vesting of a majority of the stock of such Member in a party or parties who are nonstockholders as of the date immediately prior to such transaction, as if such Transfer or vesting of a majority of the stock of such Member were a Transfer of such Member’s Membership Interest in violation of the provisions of this Section 6.1.

                                (d)           If the transferring Member is a partnership or a limited liability company, the provisions of this Section 6.1 shall apply to a Transfer (by one or more direct or indirect Transfers) of a majority interest in the partnership or limited liability company, as if such Transfer were a Transfer of such Member’s Membership Interest in violation of the provisions of this Section 6.1.

                                (e)           If the proposed transferor (whether a Member or a constituent member, partner or shareholder of a Member) is a natural Person, Transfers shall be permitted (1) to a trust for the benefit of any immediate family member (father, mother, sister, brother, son, daughter, spouse, niece, nephew, grandson and/or granddaughter) with respect to the proposed Transfer, but only if the proposed transferor retains management authority and control of the interest so transferred or (ii) by succession or testamentary disposition upon death to any such immediate family members.

                                6.2.          Voluntary Withdrawal. No Member shall have the right or power to Voluntarily Withdraw from the Company, except as otherwise provided by this Agreement. Any withdrawal in violation of this Agreement shall entitle the Company to damages for breach, which may be offset against the amounts otherwise distributable to such Member.

                                6.3.          Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Removed Member shall not become a Member, but such successor shall be entitled to the Removed Member’s share of the Profits and Losses of, and the right to receive distributions from, the Company (“Economic Interest”). If the Company is continued as provided in Section 7.1(c), the successor of the Removed Member shall have all the rights of a holder of an Economic Interest, including the right to receive the fair market value of the Removed Member’s Economic Interest upon the liquidation of the Company (and as of such date and no other date), in accordance with the provisions of Article VII of this Agreement.

                                6.4.          New Members. Additional members who are not a party to this Agreement shall not be admitted to the Company except as provided in this Article VI.

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ARTICLE VII
Dissolution, Liquidation, and Termination of the Company

                                7.1.         Events of Dissolution. The Company shall be dissolved upon the happening of any of the following. events:

                                (a)           upon the Sale of the Property and the distribution of all Proceeds from such Sale, unless the Company provides purchase money financing in connection with such Sale or obligates itself to retain certain contingent liabilities and proceeds, in which case the Company shall be dissolved upon the repayment in full of such financing or the expiration of such contingent liability period;

                                (b)           upon the written agreement of all of the Members;

                                (c)           upon the occurrence of an Involuntary Withdrawal, unless the remaining Members, within ninety (90) days after the occurrence of the Involuntary Withdrawal, elect to continue the business of the Company pursuant to the terms of this Agreement; or

                                (d)           as may otherwise be required under the Act.

                                7.2.         Procedure for Winding Up and Distribution. If the Company is dissolved, the remaining Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including holders of Economic Interests who are creditors, in satisfaction of the liabilities of the Company, and then to the Members and holders of Economic Interests in accordance with Section 4.4 of this Agreement.

                                7.3.         Filing of Articles of Dissolution. If the Company is dissolved, the Members shall promptly file Articles of Dissolution with the Delaware Secretary of State. If there are no remaining Members, the Articles shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

ARTICLE VIII
Books, Records, Accounting, and Tax Elections

                                8.1.         Bank Accounts. The Managing Member shall cause all funds of the Company to be deposited in a bank account or accounts opened in the Company’s name. The Managing Member shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

                                8.2.         Books and Records. The Managing Member shall keep or cause to be kept complete and accurate books and records of the Company as required under the Act as well as supporting documentation of transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with GAAP accounting

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practices and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours.

                                8.3.          Annual Accounting Period; Accounting Methods; Tax Elections. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Managing Member, subject to the requirements and limitations of the Code. The Company shall use such accounting methods as the Managing Member elects in its sole discretion, subject to the requirements and limitations of the Code. The Managing Member shall cause the Company’s accountants to prepare and file the Company’s tax returns and, together with such accountants, will determine the positions of the Company on such tax returns subject to the requirements and limitations of the Code. The Managing Member, on behalf of the Company, shall, from time to time, make all elections for federal income tax purposes, including, without limitation, elections under Code Sections 704(c) and 754, with the reasonable Approval of the Members holding at least 51% of the Percentages.

                                8.4.          Reports.

                                (a)           Within ninety (90) days after the end of each taxable year of the Company, the Managing Member shall cause to be sent to each Person who was a Member at any time during the taxable year then ended a complete accounting of the affairs of the Company for the taxable year then ended. In addition, within ninety (90) days after the end of each taxable year of the Company, the Managing Member shall cause to be sent to each Person who was a holder of an Economic Interest at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the income tax returns of the holder of the Economic Interest for that year. Any Member shall have the right to cause an audit of the Company’s books and records to be prepared by independent accountants for any period deemed. necessary or advisable by such Member, the cost of which shall be borne by the party requesting the audit.

                                (b)           Within ninety (90) days after the end of each taxable year of the Company, the Managing Member will obtain from the Property Owners and deliver to the Members a statement itemizing the sources and types of gross revenue for the preceding fiscal year paid by tenants at the Properties and any other miscellaneous income from the Properties.

                                (c)           Managing Member will obtain and deliver to the Members within thirty (30) days after the end of each calendar quarter a statement reflecting any leasable space at the Properties that is vacant at the end of the calendar quarter and all leases and/or renewals entered into by the Property Owners during such calendar quarter.

                                (d)           Within ninety (90) days after the end of each taxable year of the Company, the Managing Member shall prepare and deliver to the Members a certificate stating that, except as set forth in the certificate, to the best knowledge of the Managing Member, the Properties have been operated during the immediately preceding fiscal year in conformity with the provisions of Section 5.3.3.

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                                  8.5         Tax Matters Member. The Members designate the Managing Member to be the “tax matters partner” (“Tax Matters Member”) of the Company within the meaning of Code Section 6231. The Tax Matters Member shall have all powers and responsibilities granted to a “tax matters partner” (within the meaning of Code Section 6231) under the Code and Regulations. The Tax Matters Member shall keep all Members informed of all notices from government taxing authorities that may come to the attention of the Tax Matters Member. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Member in performing those duties. Nothing in this Article VIII shall. limit the ability of any Member to take any action in its individual capacity relating to administrative proceedings of Company matters that is left to the determination of any individual Member under the Code or under any similar provision of state or local law. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Member shall not compromise any dispute with the Internal Revenue Service or agree to extend the statute of limitations with respect to tax liens of the Company without the Approval of all of the Members.

ARTICLE IX
General Provisions

                                9.1.          Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Managing Member deems appropriate pursuant to Section 2.1 or otherwise to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

                                9.2.          Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “notice”) required or permitted under this Agreement must be in writing and either delivered personally, by overnight mail using a nationally recognized overnight courier or seat by certified or registered mail, postage prepaid, return receipt requested or by facsimile transmission, provided that the sender of such transmission can produce evidence of electronic confirmation that such notice was received by the Member or Member’s Agent to whom it was transmitted, A notice must be addressed to a Member at the Member’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally or by overnight mail using a nationally recognized overnight courier will be deemed given only when acknowledged in writing or rejected by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it its mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees. A notice sent by facsimile is deemed given when receipt is confirmed.

                                9.3.          Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach

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of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to seek one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

                                9.4.          Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members with respect to the subject matter thereof. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty.

                                9.5.          Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

                                9.6.          Article and Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

                                9.7.          Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

                                9.8.          Exclusive Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the Southern District of New York or any New York State Court located in. New York County having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

                                9.9.          Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

                                9.10.        Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

                                9.11.        Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

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                                9.12.        Amendments. Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed and delivered by each Member.

ARTICLE X
Representations and Warranties

                                10.1.        Each Member represents, warrants and covenants to each other Member and to the Company that:

                                (a)           such Member, if not a natural person, is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to conduct its business to the extent contemplated in this Agreement;

                                (b)           this Agreement has been duly authorized, executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member enforceable in accordance with its terms against such Member exceptt as enforceability hereoff may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally and by general equitable principles;

                                (c)           the execution and delivery of this Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Member is a party or by which it is bound or to which its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member is subject;

                                (d)           such Member is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would. materially adversely affect such Member’s ability to carry out its obligations under this Agreement;

                                (e)           there is no litigation, investigation or other proceeding pending or, to the knowledge of such Member, threatened against such Member or any of its Affiliates which, if adversely determined, would materially adversely affect such Member’s ability to carry out its obligations under this Agreement;

                                (f)            no consent, approval or aut} oriration of:; or filing, registration or qualification with, any court or governmental authority on the part of such Member is required

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for the execution and delivery of this Agreement by such Member and the performance of its obligations and duties hereunder. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
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IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

MEMBERS:

/s/ David Lichtenstein

David Lichtenstein

PRESIDENTIAL REALTY CORPORATION

By:	/s/ Jeffrey F. Joseph

Name:	Jeffrey F. Joseph
Title:	President
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/s/ Robert Brvenik

ROBERT BRVENIK

/s/ Nicholas King

NICHOLAS KING
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LIGHTSTONE MEMBER III LLC Operating Agreement EXHIBIT A List of Members, Capital, and Membership Interests

Name	Initial Cash Contribution	Percentages

David Lichtenstein	$4,320,000.00	67%

Presidential Realty Corporation	$0.00	29%

Robert Brvenik	$90,000.00	2%

Nicholas King	$90,000.00	2%